Exhibit 10.26

SERVICES AGREEMENT

WORK ORDER ATTACHMENT

TRANSWORKS

SERVICES AGREEMENT

This Services Agreement, is made as of October 24, 2001 between TransWorks Information Services Private Limited, an Indian Private Limited Company, with its principal place of business located at Teritex Building, Saki Vihar Road, Mumbal 400 072, India (“TransWorks”), and CallWave, Inc. a California corporation with its principal place of business located at 136 W. Canon Perdido, Santa Barbara, California (“Client”).

RECITALS

WHEREAS, TransWorks is in the business of providing outsourced customer support & related services and

WHEREAS, Client desires to engage TransWorks to perform certain services on its behalf, and TransWorks desires to accept such engagement upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, TransWorks and Client agree as follows:

1. Services. During the Term of this Agreement, TransWorks shall perform for Client in a prompt, diligent, and workmanlike manner the services (“the Services”) described in Schedule “A” (the “Work Order”) and in such additional Work Orders as may be executed by the parties from time to time. Each Work Order shall set forth a description of the services to be performed by TransWorks in connection with a particular project for Client (a “Project”). Any changes in Services during the term of a Project shall be documented in a Change Order signed by TransWorks and Client that sets forth the changes in Service, Fees and obligations of TransWorks and Client. All references in this Agreement to Services shall be deemed to include such Services or specifications as are set forth on each Work Order as it may be amended by any Change Orders. In the event of any conflict between a Work Order and the terms and provisions of this Agreement, the Work Order shall govern.

2. Client Responsibilities. In order for TransWorks to fulfill its obligations under this Agreement, it is necessary that Client fully cooperates and assists TransWorks in its performance of those obligations. Therefore, Client agrees to perform in a timely fashion its responsibilities set forth in each Work Order. In the event Client fails to perform its responsibilities in a timely manner and such failure causes TransWorks to incur additional cost, Client shall reimburse TransWorks for such additional costs, provided they are reasonable and documented by TransWorks and provided there has been notice by TransWorks of a failure that will cause such costs to be incurred.

In the event TransWorks’ agents are dependent upon voice communications, data communications, or computer systems/software provided by the Client (i) directly, or (ii) via a Client contracted third party, or (iii) via the Internet, and said communications or systems are rendered inoperable, regardless of the cause, Client shall be required to reimburse TransWorks at the rate set forth for agent downtime in the applicable Work Order.

3. Fees; Payment Terms.

(a) Fees. Client agrees to pay TransWorks for its Services in connection with a Project the fees set forth on the Work Order for such Project (“Fees”). In the event that additional services are subsequently included as part of a particular Project or existing specifications are modified, or services otherwise in excess of the Services are to be performed by TransWorks, TransWorks and Client shall agree upon additional or modified Fees, which agreement shall be set forth in writing as an addendum to the applicable Work Order.

(b) Payment Terms. TransWorks will, fifteen (15) days from the end of each calendar month, invoice for services provided during the previous month. Invoices shall be due and payable within fifteen (15) days of receipt. All undisputed TransWorks invoices are immediately due and payable within fifteen (15) days of termination of this Agreement. All payments by Client to TransWorks shall be made by wire transfer to the Transworks bank account in India, as designated by Transworks from time to time.

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(c) Penalties for Late Payment. Any invoice not paid by Client during such fifteen (15) day period shall automatically accrue interest at the lesser of the maximum rate permitted under applicable law or 1% per month (12% annually) on the unpaid balance of such invoice, commencing on the 16th day after the date of such invoice. In addition, if any invoice shall not be paid in full by Client during such fifteen (15) day period or Client is otherwise in default under this Agreement, TransWorks may, at its sole discretion, cease or suspend the performance of the Services (including, without limitation, the acceptance of telephone calls from third parties), withhold from Client all orders, requests and instructions received from third parties, and permanently or temporarily cancel or terminate 800 telephone number service pertaining to the Services.

(e) Currency. All amounts payable to TransWorks by Client or to Client by TransWorks shall be in United States currency, unless otherwise specifically provided for in the applicable Work Order.

(f) Set-Up Fees. Set-up fees and deposits must be paid prior to TransWorks’ Services being provided as outlined in the Work Order. A minimum monthly volume commitment fee, as set forth in the Work Order, is charged per program for each calendar month or portion of a calendar month that a program is active.

4. Term. Subject to termination pursuant to Section 5, below:

(a) Initial Term. The “Term” of this Agreement shall begin on the date of this Agreement and end three (3) years thereafter.

(b) Renewal Terms. This Agreement shall automatically be renewed for successive twelve (12) month term unless either party gives the other sixty (60) days prior written notice of its intention to terminate this Agreement at the end of the then current Term.

5. Termination.

(a) Events of Default. The following events shall constitute events of default (“Events of Default”) under this Agreement:

(i) A failure by either party (Defaulting Party”) to perform one or more material obligations under this Agreement or any Work Order;

(ii) A breach by either party of a material representation, warranty, covenant or condition under this Agreement or any Work Order; or

(iii) A filing by other party under bankruptcy or insolvency laws.

(b) Rights Upon Event of Default. Upon the occurrence of an Event of Default, the other party (“Non-Defaulting Party”) may deliver written notice thereof to the Defaulting Party of its decision to terminate this Agreement or any one or more Projects. The Defaulting Party shall thereafter have a period of thirty (30) days (except in the case of a breach of Section 3 (b) in which case such period of time shall be three (3) days) during which to cure such breach or, if such breach is not curable within the thirty (30) day period, then to commence a cure, provided such cure shall be diligently pursued to a prompt conclusion. If such breach is not cured within such thirty (30) day (or three (3) day) period or such extended period, the Non-Defaulting Party shall thereafter have the right to terminate this Agreement or one or more Projects as specified in its notice of default.

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(c) Consequences of Termination for Default. In the event of termination of this Agreement, or one or more Projects pursuant to Section 5 (b) above, the Non-Defaulting party may pursue any remedy that may be available, at law or in equity, with respect to such breach, subject, however, in all events to the limitations contained in Section 10. Regardless of whether TransWorks or Client is the Defaulting Party, upon a termination of the Agreement or a Project, Client shall pay TransWorks for the Services through the date of termination.

(d) Termination by notice. Notwithstanding what is stated above, each party may terminate this agreement by giving the other party 90 days written notice.

(e) Termination Per Work Order. Client may terminate this Agreement upon thirty (30) days’ advance written notice pursuant to Section 3.1 of the Work Order Attachment attached hereto.

6. Representations and Warranties.

(a) By TransWorks. TransWorks represents and warrants to Client as follows:

(i) TransWorks is duly organized, validly existing and in good standing as a corporation under the laws of India, has full and adequate corporate power to own its property and conduct its business as now conducted, and is or will become duly licensed or qualified and in good standing in each jurisdiction where TransWorks will operate a facility that will be used in the performance of Services on behalf of Client.

(ii) The execution, delivery and performance of this Agreement by TransWorks and the performance of the transactions contemplated hereby have been duly and validly authorized by all necessary action, corporate or otherwise, on its part, and this Agreement constitutes, and each Work Order will constitute, the valid, legal and binding obligation of TransWorks enforceable against it in accordance with its terms;

(iii) None of the execution, delivery nor performance of this Agreement will, with or without the giving of notice, the passage of time or both, result in a violation or breach of any contract, agreement, instrument, understanding, order, judgment, decree, rule, regulation, law or any other restriction to which TransWorks is a party or pursuant to which TransWorks or is assets are subject or otherwise bound; and

(iv) No consent, approval or other action by, or notice to or filing with, any other person is required or necessary in connection with the execution, delivery and performance of this Agreement by TransWorks.

(b) By Client. Client represents and warrants to TransWorks as follows:

(i) Client is, duly organized, validly existing and in good standing as a corporation under the laws of the State of California, has full and adequate corporate power to own its property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction where TransWorks will be performing services on its behalf.

(ii) The execution, delivery nor performance of this Agreement by Client and the performance by Client of the transactions contemplated hereby have been duly and validly authorized by all necessary action, corporate or otherwise, on its part, and this Agreement constitutes, and each Work Order will constitute, the valid, legal and binding obligation of Client enforceable against it in accordance with its terms;

(iii) Neither the execution, delivery nor performance of this Agreement will, with or without the giving of notice, the passage of time or both, result in a violation or breach of any contract, agreement, instrument, understanding, order, judgment, decree, rule, regulation, law or any other restriction to which Client is a party or pursuant to which Client or its assets are subject or otherwise bound; and

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(iv) No consent, approval or other action by, or notice to or filing with, any other person is required or necessary in connection with the execution, delivery and performance of this Agreement by Client.

7. Confidentiality and Proprietary Rights.

(a) In connection with the Services, Client may provide TransWorks with information, including names and telephone numbers, of its clientele and customers (“Customer Data”). Client shall retain all rights in and to any Customer Data provided by Client to TransWorks, as well as in and to any information relating to Customer Data developed by TransWorks in the course of its performance of the Services. In addition, Client, in its sole discretion, may disclose to TransWorks information (e.g., marketing programs, strategies and sales) which is at the time of disclosure and then summarized in writing and provided to the recipient in written form within thirty (30) days after such visual or oral disclosure. Client shall retain all rights in and to such proprietary information. TransWorks agrees to maintain all of the foregoing information in confidence using the same standards of protection as it applies to its own confidential information and to refrain from disclosing such information to third parties without Client’s prior written consent, unless (i) TransWorks is legally required to do so, (ii) such information is already known by TransWorks (other than by reason of disclosures made by Client prior to execution of this Agreement), or (iii) is legally obtained by TransWorks from other sources, or (iv) such information is or becomes part of the public domain through no fault of TransWorks.

(b) TransWorks, in its sole discretion, may disclose to Client information (e.g., solicitation and surveying methods and techniques, manner of analyzing data, training materials, troubleshooting techniques, processes, programs and formulas) that is proprietary to TransWorks. TransWorks shall retain all rights in and to such information, and Client agrees to maintain all such information in confidence using the same standards of protection as it applies to its own confidential information and to refrain from disclosing such information to third parties without TransWorks’ prior written consent, unless (i) Client is legally required to do so, (ii) such information is already known by Client, or (iii) is legally obtained from other sources, or (iv) such information is or becomes part of the public domain through no fault of Client.

(c) The parties acknowledge and agree that compliance with the understandings and agreements set forth in this Section 7 is necessary to protect the business, good will and proprietary information of Client and TransWorks, and that a breach of such understandings and agreements will cause irreparable and continual damage for which money damages may not be adequate. Consequently, Client and TransWorks agree, each with the other, that in the even either of them breaches of threatens to breach any of the understandings or agreements set forth herein, the other shall be entitled to both:

(i) a temporary, preliminary or permanent injunction, or other equitable relief, in order to prevent such harm or its continuation; and

(ii) subject to Section 10, money damages insofar as they can be determined.

(d) All proprietary information covered by this Section 7 remains the property of the disclosing party and no license or other rights in such proprietary information other than the right to use in the performance of their obligations hereunder are granted hereby. Both parties agree to return all such proprietary information regardless of the media in which it is stored, including, but not limited to, records released to either party for marketing and distribution services, immediately upon either party’s written request and in the case of termination or expiration of this Agreement, within thirty (30) days of such event; provided, however, that if retention of any such returned information or materials is deemed by TransWorks to be necessary or desirable to enable TransWorks to perform any of the Services provided for herein, then, upon written notice to Client, TransWorks shall be relieved of any obligation to perform such Service following the return of such information or materials. Each party is responsible for any costs associated with the return of their respective proprietary information. Such proprietary information shall continue to be confidential for a period of five (5) years after termination or expiration of the Agreement.

8. Non-Solicitation. During the Term of this Agreement and for a period of two (2) years thereafter, neither TransWorks no Client will solicit, hire or retain, or cause any third party to solicit, hire or retain, any employee of the other as an employee, consultant or in any other capacity for any purpose.

9. Indemnification.

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(a)     Reciprocal Obligation to Indemnify.    Subject to Section 10, each party (“Indemnifying Party”) shall indemnify, defend and hold the other party and its officers, directors, employees, agents, shareholders, partners, affiliates, representatives and agents (collectively, “Indemnified Parties”) harmless from and against any and all claims, actions, causes of action, lawsuits, damages, liabilities, obligations, costs and expenses (including court costs and reasonable attorneys’ fees) (collectively, “Losses) incurred by, or imposed or asserted against, the Indemnified Parties as a result of the Indemnifying Party’s failure to perform or Improper performance of this Agreement or under any Work Order.

(b)    TransWorks’ Obligation to Indemnify.    In addition, subject to Section 10, TransWorks (as the Indemnifying Party shall indemnify, defend and hold the Indemnified Parties harmless from and against any Losses incurred by, or imposed or asserted against, the Indemnified Parties in connection with any action taken by Client at the request or upon the instructions of TransWorks.

(c)    Client’s Obligation to Indemnify.    In addition, subject to Section 10, below, Client (as the Indemnifying Party) shall indemnify, defend and hold the Indemnified Parties harmless from and against any Losses incurred by, or imposed or asserted against, the Indemnified Parties in connection with (i) Client’s failure to provide products or services to customer, (ii) any defect or deficiency in any products or services provided by Client to customers, (iii) any “script” or other written or oral presentations furnished by Client to TransWorks or approved by Client for use by TransWorks and (iv) any action taken by TransWorks at the request or upon the instructions of Client.

10.    Limitation of Liability.    Notwithstanding anything to the contrary contained herein, neither TransWorks nor Client shall have any liability to the other party hereto or to an Indemnified Party for any of the following:

(a)    Any Loss resulting from any failure or delay in performance if such failure or delay is caused in whole or in part by an act of God, civil disturbance, court order, labor dispute, fire, system failure or other cause beyond its reasonable control including, without limitation, failures or fluctuations in electrical power, heat, light, telecommunication lines or telephones; or

(b)    Special, indirect, incidental or consequential damages, including, without limitation, damages for lost revenues or lost opportunities, even if such damages were foreseeable or resulted from a breach of this Agreement or any Work Order; or

(c)    Any Loss arising as a result of incorrect, inaccurate or incomplete information furnished to TransWorks by or on behalf of Client or in connection with any “script” or other written or oral presentations furnished by Client to TransWorks or approved by Client for use by TransWorks; or

(d)    Damages for breach of this Agreement in excess of the amounts paid/payable by Client to TransWorks for the Services rendered by TransWorks in the immediately preceding 3 calendar months or

(e)    Damages for injuries to persons or property in excess of the insurance coverages required to be maintained by TransWorks under the terms of this Agreement.

Client hereby acknowledges that occasional short-term interruptions of service may occur from time to time by virtue of matters beyond of the control of TransWorks, including, without limitation, problems with telecommunication lines or telephones, and that such short-term interruptions of service shall in no event be a cause for any liability or claim against TransWorks, nor shall any such occasion render TransWorks in breach of this Agreement or of any Work Order.

11.    Compliance with Laws.    TransWorks shall perform the Services in compliance with all applicable federal, state and local laws, and TransWorks shall have no obligation to perform any services to the extent that such performance would violate any applicable law. Client shall be responsible for advising TransWorks in writing of any and all licenses, permits and approvals that are specifically related to Client’s business or services that TransWorks may be required to obtain form governmental agencies and authorities in order for TransWorks to perform the Service.

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12. Publicity and References. Each party shall submit to the other party for its review all press releases, advertising, written sales promotion materials and other publicity matters relating to this Agreement in which the other party’s name or mark is mentioned. The recipient party shall provide comments to the requesting party within three (3) business days of receipt and the requesting party may issue the press release or other materials thereafter if it incorporates the comments from the recipient party.

Notwithstanding the foregoing, either party may, without the prior review or permission of the other party, include the other party’s name and a factual description of the work performed under this Agreement on employee bulletin boards, in its list of references and in the experience section of proposals to third parties, in internal business planning documents, in its annual report to shareholders, in news stories or articles about it and whenever required by reason of legal, accounting or regulatory requirements.

13. Relationship of the Parties. The parties are and shall be, with respect to the subject matter of this Agreement, independent contractors of one another, and nothing in this Agreement shall be deemed to create an agency, partnership, employment or joint venture relationship between the parties.

14. General Provisions.

(a) Entire Agreement; Amendments. This Agreement sets forth the entire understanding of the parties hereto and supersedes all prior oral and written agreements between the parties relative to the subject matter hereof and merges all prior and contemporaneous discussions between them. The work Orders will set forth the entire understanding of the parties with respect to the Project to which each relates. To the extent the terms of any Work Order are inconsistent with the terms of this Agreement, the terms of the Work Order shall prevail. Neither party shall be bound by any condition, representation, warranty, covenant or provision other than as expressly stated in or contemplated by this Agreement or a Work Order unless hereafter set forth in a written instrument executed by such party. The parties to this Agreement may, by mutual written consent executed by them, amend, modify or supplement this Agreement or a Work Order.

(b) Waivers. The terms, covenants, representations and warranties of this Agreement or any Work Order may be waived only by a written instrument executed by the party waiving compliance. The failure of either party at any time to require performance of any provision hereof shall, in no manner, affect the right at a later date to enforce the same. No waiver by either party of any breach of any term, covenant, representation or warranty contained in this Agreement or in a Work Order, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such breach or the breach of any other term, covenant representation or warranty of this Agreement or the Work Order.

(c) Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party; provided however, (i) either party may assign this its rights and obligations under a Work Order to an affiliated entity, and (ii) each party may assign its rights and delegate its duties hereunder to any other person, firm, or entity that acquires all or substantially all of the assets of the assigning party in any one transaction or a series of related transactions (regardless whether such assignment occurs as part of an asset sale, a merger, or other similar reorganization transaction). For purposes of this Agreement, an “affiliated entity” is one that is a parent or subsidiary corporation or under the common control or ownership of or is controlled or owned by a party to this Agreement. In the event of an assignment, the assigning party shall remain primarily liable for the performance and obligations of the assignee.

(d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions in Section 15 (c) above.

(e) Severability. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or enforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Further, in the event that any provision of this Agreement shall be held to be invalid illegal or unenforceable by virtue of its scope or period of time, but may be made enforceable by a limitation thereof, such provision shall be deemed to be amended to the minimum extent necessary to render it valid, legal and enforceable.

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(f) Counterparts. This Agreement and any Work Order may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute one and the same agreement.

(g) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed to be delivered and received (i) on the date on which personally delivered, or (ii) on the date on which transmitted by facsimile or other similar means generating a receipt confirming a successful transmission, or (iii) on the second business day after the date on which deposited with a nationally recognized courier service with international delivery (e.g., UPS, Federal Express, or DHL), freight pre-paid or billed the sending party, addressed to the party for whom intended at the address or facsimile number (as the case may be) set forth below, or such other address or facsimile number, notice of which is given in a manner permitted by this Section 14(g):

To TransWorks:	TransWorks Information Services	To Client:	CallWave, Inc.
	Private Limited		ATTN: Mr. David Trandal
	Teritex Building		136 W. Canon Perdido
	Saki Vihar Road		Santa Barbara, California 93101
	Mumbai 400 072		Facsimile No.: (805) 690-4202
India
	Attn: Jagdish Moorjani	With a copy to:	CallWave, Inc.
	Facsimile No.: +91-22-8572517		ATTN: Mr. Pete Strand
136 W. Canon Perdido
With a copy to:	TransWorks, Inc.		Santa Barbara, California 93101
	1250 Oakmead Pkwy: Suite 210		Facsimile No.: (805) 690-4282
Sunnyvale, CA 94085
	Attn: Anis Saif	With a copy to:	Michael E. Pfau, Esq.
	Facsimile No.: (408) 730 2650		Reicker, Pfau, Pyle, McRoy & Herman LLP
1421 State Street, Suite A
And a copy to:	11635 Arbor Street; Ste 110		Santa Barbara, California 93101
	Omaha, NE 68114		Facsimile No.: (805) 966-3320
Attn: Joseph Duryea
Facsimile No.: (402) 778 9877

(h) Governing Law. If any dispute arises in connection with this Agreement and all of the parties’ respective rights and obligations in connection, the party raising the dispute will first give written notice to the other party about the subject matter of the dispute. The parties will then try and resolve the dispute through friendly conciliation. In case the dispute is not resolved to the satisfaction of both parties within 30 days of the other party receiving notice of the dispute, then such dispute shall be resolved by binding arbitration before one arbitrator in San Francisco, California, under the then-applicable rules of the American Arbitration Association. Furthermore, the laws of the State of California (excluding conflicts rules) shall govern this agreement and all disputes hereunder, and each party hereby consents to the jurisdiction of the courts of the State of California for purposes of all actions and proceedings arising hereunder, and further agrees that notice of the initiation of initiation of such arbitration proceeding (and all actions commenced and all pleadings filed in connection therewith and all other actions hereunder) may be served in the same manner in which notices may be delivered under Section 14(g), above.

(f) Survival of Provision. The obligations set forth in Sections 3, 5 (b), 7, 8, and 9 of this Agreement that contemplate performance after the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement. Termination or expiration of this Agreement shall not limit or impair the liability of either party to the other for or in respect to any breach of this Agreement prior to its termination or expiration, or any other liability arising out of or relating to the parties’ obligations under this Agreement.

(j) Force Majeure:

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“Force Majeure” shall include all acts or events beyond the control of the parties, such as but not limited to, strikes, lockouts, labor disturbances, accidents to equipments, policies or restrictions of governments including restrictions on export, import, foreign remittances or other licenses, floods, earthquakes, fire or other catastrophes, war, substantial attacks upon communications, transportation or other commercial or governmental assets of either the United States or India which are in the nature of acts or war and materially interfere with the ability of a party hereto to perform its obligations hereunder, riots, weather conditions, external communication line failures, or civil disturbances, or any other contingency whatsoever beyond the control of either party, existing on or after the effective date of this Agreement which prevents totally or partially the fulfillment of the obligations of either party.

A party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, but only to the extent and only to for the period that its performance of such obligations is prevented by the circumstances of Force Majeure and provided that such party shall have given notice to the other party. Such notice shall include a description of the nature of the event of Force Majeure shall promptly notify the other party of the termination of the event. The period of Force Majeure shall be deemed to commence on the date that the event of Force Majeure first occurs and shall be deemed to continue during the times and to the extent that its performance of its obligations hereunder is prevented by the circumstances of Force Majeure.

During the period that the performance by one of the parties of its obligations under this agreement has been suspended by an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations under this Agreement.

IN WITNESS WHEREOF, Client and TransWorks have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TRANSWORKS	CALLWAVE, INC

By:	By:	/s/ David S. Trandall

Title:	Title:	Vice President

Date:	Date:	11/9/01

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This attachment, made as of this October 25, 2001 by and between TransWorks (“TransWorks”) and CallWave, Inc. (“CLIENT”), is attached to that certain Services Agreement by and between TransWorks and CLIENT dated as of October 24, 2001, (“Agreement”).

1.	All of the terms and conditions of the Agreement are incorporated herein by this reference.

2.	Description of Services

2.1 CLIENT has requested that TransWorks provide services in accordance with the terms set forth herein and in the Agreement. The Services to be provided hereunder relate to order management services, customer services support, and e-mail (“the Services”). TransWorks will interface CLIENT’s web based internal systems/database with TransWorks’ internal systems. CLIENT shall be responsible for providing TransWorks all required third party licenses necessary for TransWorks to access and/or use its internal systems/database.

3.	Service Objectives

3.1 The following service objectives shall be considered a performance tool used to evaluate the services. Should TransWorks fail to meet these objectives for thirty (30) consecutive days. CLIENT may provide TransWorks with thirty-(30) days notice of termination. Termination under this section shall be CLIENT’s sole remedy for failing to meet the service objectives.

Objectives: [*]

Other service levels can be negotiated on a case-by-case basis, however pricing would need to be reviewed.

After first 90-days of the Full Program launch, TransWorks and CallWave will mutually determine the Key Customer-Related Processes (KCRPs) performance metrics including accuracy rate on sampled responses, minimum email responses rates per FTE per shift, invalid escalation rates etc. Once the KCRPs are defined, TransWorks performance will be reviewed against deliverables on each of these defined KCRPs. If CLIENT and TransWorks cannot mutually agree upon a set of KCRPs CLIENT may provide TransWorks with thirty-(30) days notice of termination.

3.2 Any additional Objectives shall be determined per program/campaign as mutually agreed upon by the parties.

4.	TransWorks Staffing:

4.1 CLIENT acknowledges that its instructions will be used by TransWorks to determine staffing levels. However, TransWorks shall have the flexibility to manage intra day staffing to meet the desired service levels.

4.2 TransWorks and CLIENT will work together during system outages and to the extent possible employ manual solutions to minimize the impact on CLIENT and its customers. If CLIENT provided systems or other third party systems, beyond the control of TransWorks are rendered inoperable due to equipment or software failure, CLIENT shall be responsible to reimburse TransWorks at a rate set forth for Agent Downtime in the applicable Service Fee and Responsibilities Attachment. If TransWorks provided systems are rendered inoperable, CLIENT shall not be responsible to reimburse TransWorks for Agent downtime. TransWorks will do its best to minimize the cost of any system outage by striving to send Agents home or move Agents to other business until systems can be restored.

5.	Miscellaneous:

5.1 The content and format of all documents, templates and correspondence routinely sent by TransWorks on behalf of CLIENT customers shall be pre- approved by CLIENT.

[*]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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Service/TransWorks Responsibilities	TransWorks Fee	CLIENT Responsibilities

A) Set-Up Fees & Seposits	Payable Upon Execution of Contract

Set-Up Fee	[*]

Deposits (Refundable upon termination of contract, provided outstanding invoices have been paid)	Waived

B) Program Management Fee C) Web Support E-mail Support (24 hours a day, 7 days a week, 365 days a year) Service Level—24 hour turnaround

	No. of FTE positions 5-15 16-30 31 and above	Pricing ($ per FTE/hour) [*] [*] [*]

FTE shall mean Full-time Equivalent Agent i.e. an agent working for 7.5 working hours (excluding breaks) per day for 22 days of the month i.e 165 hours/month

The above pricing includes:

—  Supervisor:CSR ratio of 1:10

—  QC Executive:CSR ratio of 1:15

—  Agent desktops with standard desktop software loaded

—  Uninterruptible Power Supply (UPS backup for all critical loads

—  Attrition training costs

Minimum Monthly Staffing Commitment

Minimum of 5 FTE’s providing customer support at the start of the relationship.

The minimum FTE position will increase to ten (10) after 120 days of the Full Program launch unless under extraordinary circumstances which will prevent CallWave to increase the team size to ten.

[*]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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    D) Administrative:

IT Services (including but not limited to, custom reporting beyond initial setup and/or standard activity reporting options, data imports, specialized data transfers, research, design, development or programming involved with CLIENT requested changes or additions, call guide updates, telecommunications programming, prompt changes, custom fax cover pages (CLIENT to supply artwork), additional fax documents, etc.)

TransWorks will provide CLIENT with an estimate of amount of time necessary to complete each service requested by CLIENT subject to CLIENT approval. The estimate will not be applicable should CLIENT change the Scope of Work prior to project completion.

Billable at [*] (on a case-by-case basis and with a prior approval from Client)

Agent Downtime	Billable at Training rates (see below)

TransWorks agents may depend upon voice communications, data communications, or computer systems/software provided by CLIENT, (i) directly, or (ii) via a CLIENT contracted third party, or (iii) via the internet and said communications may be necessary to the provision of Services. If said communications are rendered inoperable, regardless of the cause, and result in idle TransWorks agents, Agent Downtime shall apply.

Training (includes client/product training provided by CLIENT or by TransWorks)

TransWorks will provide an estimate of training time necessary for each campaign/program requested by CLIENT subject to CLIENT approval. Such estimate will be adjusted should the scope of training charge.

	Billable [*] * FTE shall mean Full-time Equivalent Agent, i.e. an agent working for 7.5 working hours per day for 22 days of the month	Provide training to TransWorks Associates or provide appropriate training information or documentation covering specifics of the product and details of the campaign/program for TransWorks to provide training to its employees. Client will train TransWorks Associates through remote audio-conferencing.

[*]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

CONFIDENTIAL & PROPRIETARY

SERVICES AGREEMENT

WORK ORDER ATTACHMENT

CONFIDENTIAL & PROPRIETARY